Exhibit 99

Gold Standard Mining Corp.’s Announces Results of 2010 Gold Production

Company’s Subsidiary Maintains Current Inventory of 58,000 Ounces (1.6 metric tons) of Gold

LOS ANGELES & BLAGOVESHENSK, Russia -- (BUSINESS WIRE)—Gold Standard Mining Corp. (OTCBB: GSTP) (“Gold Standard” or the “Company”), whose subsidiary operates a gold mine in Russia, announced today that in 2010 it has extracted and processed approximately 71,000 ounces (2.0 metric tons) of gold from its alluvial operations.

Additionally, the Company announced that it in 2010 it sold 13,800 ounces of gold at an average price of approximately $1,200 per ounce for revenues of $17.25mm.

Furthermore, the Company, as of December 31, 2010, had approximately 58,000 ounces (1.6 metric tons) of gold inventory.  At current price per ounce of gold of $1,300, the potential the Company may receive for its current inventory is over $75,000,000.  All amounts of gold and receipts will be reported as required.

“Although we did not anticipate that the value of gold in 2010 would increase so dramatically and rapidly, we are very happy to report that we only sold the minimum amount of our produced gold at $1,200 per ounce which provided our operating expenses and have been fortunate to maintain such a large inventory.  We are trying to be as opportunist for our shareholders as possible,” stated Araik Khachatrian, Chief Operating Officer and a Director of Gold Standard.

ABOUT GOLD STANDARD MINING CORP. (OTCBB: GSTP)

Gold Standard Mining Corp. is a publicly held Nevada corporation, whose common stock trades on the over-the-counter bulletin board under the trading symbol GSTP.  Gold Standard’s mission is to become an over one million ounce per year producer of minerals from the vast resources of Russia, while beneﬁtting from the skill base and engineering strength of the Russian mining sector with the support of Western technology, ﬁnance, and corporate governance.

The Company’s operating subsidiary, RossZoloto, operates a producing gold mine in the far east of Russia near the Russo-Sino border.  The Company currently produces gold from its alluvial mining operation on 12 claims with gold reserves of 3186 kilograms (112,000 ounces), with a gold content of 2 to 10 grams per ton and a gold standard of 763 to 933.  The Company is currently extracting about 200 ounces of gold per day during the mining season from its alluvial reserves.

The Company’s hard rock mineral deposits at its Snezhinka property have reported reserves under the Russian Mineral Resource and Reserve Reporting System of:

120 tons (4,200,000 ounces) of gold classified as C1 and P2 under the Russian reserve reporting system;

3 tons (105,000 ounces) of P2 platinum resources; and

195 tons (6,800,000 ounces) of silver P2 resources.

The Company’s hard rock mineral deposits at its Elnichnoe property have:

69 tons (2,400,000 ounces) of B+C1 gold reserves, which are the equivalent of measured reserves;

6 tons (211,000 ounces) of C2 gold reserves;

480 tons (16,900,000 ounces) of P1 silver resources;

418,000 tons (921,000,000 pounds) of P1 copper resources; and

6400 tons (14,000,000 pounds) of P1 molybdenum resources.

The Company’s total gold reserves are calculated at over 6 million ounces under the Russian Mineral Resource and Reserve Reporting System.  The Company intends to continuing exploring the alluvial reserves and to begin exploration of the hard rock reserves at Snezhinka and Elnichnoe while exploring other projects.

ABOUT THE RUSSIAN MINERAL RESOURCE AND RESERVE REPORTING SYSTEM

Russian mineral rights are owned by the government and licensed to enterprises such as RossZoloto.  The Russian Mineral Resource and Reserve reporting is split into two categories; “resources” and “reserves;” depending on the level of exploration. Mineral resources are in situ estimates based on geological evidence with preliminary technical and economic assessments sufficient to show that there are reasonable prospects for eventual economic extraction. Mineral reserves are the economically mineable parts of a mineral resource, having taken into account all dilution and recovery factors and technical and economic studies having been carried out in sufficient detail to demonstrate that extraction can reasonably be justified. The categories of resources and reserves are split into the following sub-categories:

Resources:

P3: No supporting evidence

P2: Evidence from geophysics/geochemistry/mapping

P1: Limited drill hole, trench sampling and outcrop data

Reserves:

C2: Systematic sampling, ancillary studies

C1: Closer-spaced sampling, more detailed ancillary studies

B: Close-spaced exploration or partly blocked out in mine

A: Generally blocked out ore in a producing mine

Cautionary Note to U.S. Investors:  The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  We use certain terms on this press release, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” or “inferred,” which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosures in our Form 10-K.  You can review and obtain copies of these filings from the SEC website at .

Forward-Looking Statements:  Except for statements of historical fact, this news release contains certain "forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products.  Such forward-looking statements are based on present circumstances and on the Company's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors that the Company has little or no control.  Such forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.  Risks, uncertainties and other factors are discussed in documents filed from time to time by the Company with the Securities and Exchange Commission.

For more information, please contact:

National Financial Communications Corp.

Geoffrey J. Eiten, President

781-444-6100